Form 10-K, Exhibit 13
period 2006-09-30
Crusade Global Trust No. 2 of 2005
filed 2006-12-22
CIK 1338600

EXHIBIT 13.1

Noteholders Report

Crusade Global Trust No.2 of 2005

Aggregate Totals For Fiscal Year 1 October 2005 to 30 September 2006

Notes

	FV Outstanding (USD) as at Sept 30, 2006	Bond Factor as at Sept 30, 2006	Coupon Rate as at Sept 30, 2006
Class A-1 Notes	867,975,475.05	86.797548%	5.23000%
	FV Outstanding (AUD) as at Sept 30, 2006	Bond Factor as at Sept 30, 2006	Coupon Rate as at Sept 30, 2006
Class A-2 Notes	781,177,927.54	86.79755%	6.0567%
Class B Notes	29,100,000.00	100.00000%	Not Disclosed
Class C Notes	11,200,000.00	100.00000%	Not Disclosed

Notes

	Interest Payments (USD)	Principal Distribution (USD)	Charge Offs (USD)
Class A1 Notes	40,909,558.27	132,024,524.96	0.00
	Interest Payments (AUD)	Principal Distribution (AUD)	Charge Offs (AUD)
Class A2 Notes	46,043,462.60	118,822,072.46	0.00
Class B Notes	Not Disclosed	0.00	0.00
Class C Notes	Not Disclosed	0.00	0.00

Principal Collections Information in AUD

Scheduled Principal Payments	38,055,385.17
Unscheduled Principal Payments	279,046,511.33
Redraws	26,440,015.43

Principal Collections	290,661,881.07

Total Available Principal in AUD
Principal Collections	290,661,881.07
Principal Charge Offs	0.00
Principal Draw	-9,095,110.94
Payback of Principal Draws	9,095,110.94

Total Available Principal	290,661,881.07

Principal Distributed	290,661,881.07
Principal Retained	0.00

Total Available Funds in AUD
Available Income	131,918,178.24
Principal Draw	9,095,110.94
Liquidity Draw	0.00

Total Available Funds	141,013,289.18

Redraw & Liquidity Facilities in AUD
Redraw Shortfall	0.00
Redraw Carryover Charge Offs	0.00

Liquidity Draw	0.00
Liquidity Shortfall	0.00